EXHIBIT 11

                        CENTURY TELEPHONE ENTERPRISES, INC.
                        COMPUTATIONS OF EARNINGS PER SHARE
                                    (UNAUDITED)



                                         Three months          Six months
                                         ended June 30        ended June 30
                                      ------------------    -----------------
                                        1995      1994       1995      1994
                                      --------  --------    -------   -------
                                            (Dollars, except per share
                                                amounts, and shares
                                              expressed in thousands)

Net income                            $26,167    21,485     53,167    40,686
Dividends applicable to
 preferred stock                          (28)      (30)       (57)      (43)
                                      -------   -------    -------   -------
Net income applicable to common
 stock                                 26,139    21,455     53,110    40,643
Dividends applicable to preferred
 stock                                     28        30         57        43
Interest on 6% convertible debentures,
 net of taxes                               -     1,146        526     2,292
                                      -------   -------    -------   -------
Net income as adjusted for purposes
 of computing fully diluted earnings
 per share                            $26,167    22,631     53,693    42,978
                                      =======   =======    =======   =======
Weighted average number of shares:
  Outstanding during period            58,338    53,365     57,125    52,825
  Common stock equivalent shares          490       519        577       525
  Employee Stock Ownership Plan
   shares not committed to be
   released                              (375)     (338)      (384)     (193)
                                      -------   -------    -------   -------
Number of shares for computing
 primary earnings per share            58,453    53,546     57,318    53,157
Incremental common shares
 attributable to additional
 dilutive effect of convertible
 securities                               206     4,742      1,341     4,702
                                      -------   -------    -------   -------
Number of shares as
 adjusted for purposes of
 computing fully diluted
 earnings per share                    58,659    58,288     58,659    57,859
                                      =======   =======    =======   =======

Earnings per average common share     $   .45       .40        .93       .77
                                      =======   =======    =======   =======
Primary earnings per share            $   .45       .40        .93       .76
                                      =======   =======    =======   =======
Fully diluted earnings per share      $   .45       .39        .92       .74
                                      =======   =======    =======   =======